EXHIBIT 10.2

                           Memorandum of Understanding

This memorandum of understanding ("Memorandum") is intended to clarify and further document an agreement regarding the ownership interests in the Sold-Rite project ("Project") and the subsidiary company structures which are associated with that Project, previously reached among the members of the TM Century Board of Directors ("Board") on July 31, 2002 ("Agreement"). It is the intention of each Board Member to fully disclose to all relevant parties, all aspects of this Agreement.

On July 31, 2002, the Board, in executive session, discussed various alternative paths of action with respect to ownership and collateral commitments regarding this Project and the relative merits of each alternative. It was determined by the Board that the following determinations listed below are agreed upon, are deemed to be fair to all parties, and are in the best interest of TM Century and its shareholders. In the case of votes taken or approvals granted in this matter, both David Graupner and Michael Cope abstained from voting.

1. Initial ownership interest in the Sold-Rite project shall be as follows:

              42.5% owned by TM Century
              42.5% owned by David Graupner
              15% owned by Michael Cope

2. It is understood that this Project is to be set up in a subsidiary intended to limit TM Century's liability. Although set up as a subsidiary, it is not the intention of the Board to do this in order to misdirect, deceive or hide information from the shareholders, the public or any governmental agency. It is further agreed that funds provided by TM Century with respect to this project will be limited to $100,000. A decision to fund the Project beyond that point would require specific approval of the Board.

3. It is understood that in order to raise capital to fund the new venture, to attract management and other employees, and to bring in various strategic partners who may provide other forms of value critical to the success of the venture, additional ownership interests or options, or warrants thereto, will be created. It is understood that dilution of ownership can be expected to result from that, and that all such dilution will be ratable; that is, all three initial owners interests will be diluted by some equal percentage of their initial ownership. For example, if another party acquired a 50% interest in the project, the ownership by each of the initial owners would be cut in half.

4. It is agreed that patents may be issued regarding this project and that ownership of such patents shall be assigned to TM Century.

5. The Board believes it is in the interest of the company and its shareholders to maintain the services of David Graupner as President of TM Century. While Mr. Graupner can be expected to apportion some percentage of his time to pursuing the Project, Mr. Graupner agrees to limit that time such that the ongoing operations of TM Century, which he oversees, will not suffer. It is fully expected that the Project will eventually have its own leadership and will be able to relieve Mr. Graupner's time to Sold-Rite in favor of TM Century


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operations.  In all cases, Mr. Graupner agrees to not allow any such commitments to Sold-Rite to adversely affect TM Century operations.

6. The Board wishes to maintain Mr. Cope's services as a TM Century Board Member, and since the interests of all three initial owners are fully aligned perceives no significant conflict of interest regarding TM Century's interest created by his ownership interest in Sold-Rite. The Board acknowledges that Mr. Cope's role in Sold-Rite has been, and is expected to continue to be as a contributor and advisor but not as an employee. Mr. Cope currently receives no salary or benefits from either TM Century or Sold-Rite other than options for TM Century stock and the ownership in Sold-Rite. It is acknowledged that if Mr. Cope takes on a more active role in Sold-Rite, he will probably earn a salary and/or additional stock or options in Sold-Rite. Even then, since all equity interests in Sold-Rite would be aligned, no conflict of interest would be inherent so long as his Sold-Rite duties would not inhibit his ability to act as a TM Century Director. Nevertheless, Mr. Cope will continue to abstain from voting as a TM Century board member on all matters that might create a conflict or perceived conflict of interest. Furthermore, Mr. Cope agrees to resign from the TM Century board should the TM Century board request such resignation for any reason whatever.

7. The Board has received advice and an opinion letter from the Company's corporate counsel indicating that the agreement to apportion David Graupner and Michael Cope a direct share of the Sold-Rite project should not be considered to be suborning a corporate opportunity, and therefore, so long as the Agreement is fully disclosed to shareholders, should not be seen to create undue exposure to a shareholder suit. The Board intends to fully disclose all relevant information regarding Sold-Rite ownership or collateral agreements to all relevant entities, and believes that the Agreement is fair to all parties, does not suborn corporate opportunity, and is in the best interest of TM Century and its shareholders.

The Agreement upon which this Memorandum of Understanding is based shall be effective July 31, 2002.

Dated:  December 9, 2002

/s/: Marjorie McIntyre                 /s/: A. Ann Armstrong
----------------------                 ---------------------
Marjorie McIntyre, Chairman            A. Ann Armstrong, Director


/s/: Carol M. Long                     /s/: R. David Graupner
------------------                     ----------------------
Carol Long, Director                   R. David Graupner, President and Director

/s/: Michael Cope
-----------------
Michael Cope, Director









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